Exhibit 99.7

CONSENT OF CHRIS ENSEY

In connection with the filing by Global Blockchain Acquisition Corp. of the Registration Statement on Form S-1 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of directors for Global Blockchain Acquisition Corp. in the Registration Statement and any and all amendments and supplements thereto. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated: February 18, 2022	Chris Ensey /s/ Chris Ensey
Signature